Exhibit 99.1

REMY INTERNATIONAL, INC.
World Headquarters • 2902 Enterprise Drive • Anderson, Indiana 46013

For Immediate Release	January 31, 2007

Remy International Contact:
Leah Campbell
Corporate Communications
765-621-3797
Campbell.leah@remyinc.com

Remy International Announces Agreement to sell Diesel Remanufacturing

Business of Franklin Power Products, Inc. and International Fuel Systems to

Caterpillar Inc.

Anderson, Indiana, January 31, 2007 / PR Newswire - Remy International, Inc. (“Remy International” or the “Company”), announced today the signing of an agreement for the sale of its light and medium truck diesel engine and component remanufacturing business conducted by Franklin Power Products, Inc. and International Fuel Systems to Caterpillar Inc. for a cash purchase price of $150 million. The purchase price is subject to adjustment for net investment in the business, including working capital, at closing. The transaction is subject to customary closing conditions, and is expected to close before the end of the first quarter of 2007.

“The sale to Caterpillar represents a strategic opportunity to realize value for our stakeholders,” said John Weber, President and Chief Executive Officer of Remy International. “This business has performed very well, which is a testament to the total commitment of the employees to quality and lean manufacturing. I want to thank these employees for their dedication and efforts.”

“This acquisition represents an excellent strategic fit between Cat Reman and these two companies. It increases our overall product and service offering, and will provide a platform for future growth opportunities for Cat Reman,” said Steve Fisher, Caterpillar vice president with responsibility for remanufacturing.

The first $50 million of proceeds from the transaction will be held in a restricted account, pledged as collateral to the Company’s senior lenders and available for withdrawal only with consent of the lenders under the Company’s senior credit facility. Next, the proceeds will be used to pay down outstanding revolver borrowings at the time of the closing under the Company’s senior secured revolving credit and term loan facility and the revolving lender commitments under the facility, currently $160 million, will be reduced by $40 million. Any remaining proceeds also will be held in the restricted account, and generally will be available for use by the Company for capital expenditures, to repay revolver borrowings (with a corresponding reduction in the revolver commitment) and general corporate purposes.

The divestiture was managed for Remy by Brookwood Associates, L.L.C under the direction of Thomas L. Temple. Weber commented, “I am very pleased with the high degree of competent and professional transaction management provided by both Tom and his team at Brookwood. They were a great resource to Remy over the past several months.”

About Remy International, Inc.:

Remy International, Inc., headquartered in Anderson, Indiana, is a leading manufacturer, remanufacturer and distributor of Delco Remy brand heavy-duty systems and Remy brand starters and alternators, diesel engines, locomotive products and hybrid power technology. The Company also provides a worldwide components core-exchange service for automobiles, light trucks, medium and heavy-duty trucks and other heavy-duty, off-road and industrial applications. Remy was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy Division, which traces its roots to Remy Electric, founded in 1896.

Caution Regarding Forward-Looking Statements:

This press announcement contains statements relating to future results of the Company that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”) or by the Securities and Exchange Commission (“SEC”) in its rules, regulations and releases. The Company desires to take advantage of the “safe harbor” provisions in the Act for forward-looking statements made in this press announcement. Any statements set forth in this press announcement with regard to its expectations as to financial results and other aspects of its business may constitute forward-looking statements. These statements relate to the Company’s future plans, objectives, expectations and intentions and may be identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or

“anticipate,” and similar expressions. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks including, but not limited to, the risk of not closing the diesel remanufacturing business divestiture transaction and its effect on liquidity, risks associated with the uncertainty of future financial results and liquidity, the incremental liquidity provided by the term loan is subject to borrowing base and other limitations on the Company’s ability to borrow under its revolving credit facilities or otherwise, dispositions, acquisitions and integration costs, additional financing requirements, ability to make required interest payments, development of new products and services, the effect of competitive products or pricing, the effect of commodity and raw material prices, the impact of supply chain cost management initiatives, restructuring risks, enterprise resource planning implementation risks, customs duty claims, litigation uncertainties and warranty claims, conditions in the automotive industry, foreign currency fluctuations, costs related to re-sourcing and outsourcing products, the effect of economic conditions and other uncertainties detailed from time to time in the Company’s filings with the SEC. Due to these uncertainties, the Company cannot assure readers that any forward-looking statements will prove to have been correct. Remy International is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements whether as a result of new information, future events or otherwise.

Remy International Website: http://www.remyinc.com

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